July 2024

Morgan Stanley Finance LLC

Pricing Supplement No. 3,068
Registration Statement Nos. 333-275587; 333-275587-01
Dated July 30, 2024
Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented or modified by this document. Unlike ordinary debt securities, the notes do not provide for the regular payment of interest and instead will pay a contingent monthly coupon but only if the index closing value of each of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index on the related observation date is at or above 85% of its respective initial index value, which we refer to as the barrier level. If the index closing value of any underlying index is less than the barrier level for such index on any observation date, we will pay no interest for the related interest period. In addition, beginning on August 4, 2025, we will redeem the notes on any quarterly redemption date, for a redemption payment equal to the sum of the stated principal amount plus any contingent monthly coupon otherwise due with respect to the related observation date, if and only if the output of a risk neutral valuation model on a business day, as selected by the calculation agent, that is no earlier than three business days before the observation date preceding such redemption date and no later than such observation date, based on the inputs indicated under “Call feature” below, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. An early redemption of the notes will not automatically occur based on the performance of the underlying indices. At maturity, if the notes have not been previously redeemed, you will receive an amount equal to the stated principal amount for each note you hold plus the contingent monthly coupon with respect to the final observation date, if any. Investors will not participate in any appreciation of any underlying index and should be willing to hold their notes for the entire 5-year term. These long-dated notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no monthly interest over the 5-year term if any underlying index closes below the barrier level for such index on the observation dates, and the risk of an early redemption of the notes based on the output of a risk neutral valuation model. Because the payment of contingent monthly coupons is based on the worst performing of the underlying indices, the fact that the notes are linked to three underlying indices does not provide any asset diversification benefits and instead means that a decline of any underlying index beyond the relevant barrier level will result in no contingent monthly coupons, even if one or both of the other underlying indices close at or above their respective barrier levels. We will not pay a contingent monthly coupon on any contingent coupon payment date if the closing value of any underlying index is below the barrier level for such index on the related observation date. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The Nasdaq-100® Technology Sector IndexSM measures the performance of companies in the Nasdaq-100 Index® that are classified as technology according to the Industry Classification Benchmark. For more information about the Nasdaq-100 Index®, see the information set forth under “Nasdaq-100 Index®” in the accompanying index supplement. For more information about the Nasdaq-100® Technology Sector IndexSM, see “Annex A — Nasdaq-100® Technology Sector IndexSM” beginning on page 30.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying indices:	Nasdaq-100® Technology Sector IndexSM (the “NDXT Index”), Russell 2000® Index (the “RTY Index”) and S&P 500® Equal Weight Index (the “SPW Index”)
Aggregate principal amount:	$1,447,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (See “Commissions and issue price” below)
Pricing date:	July 30, 2024
Original issue date:	August 2, 2024 (3 business days after the pricing date)
Maturity date:	August 2, 2029
Call feature:

Beginning on August 4, 2025, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model on a business day, as selected by the calculation agent, that is no earlier than three business days before the observation date preceding such redemption date and no later than such observation date (the “determination date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the determination date and (ii) Morgan Stanley’s credit spreads as of the pricing date, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. If we call the notes, we will give you notice no later than the observation date preceding the redemption date specified in the notice. No further payments will be made on the notes once they have been redeemed.

Contingent monthly coupon:

A contingent coupon at an annual rate of 7.20% (corresponding to approximately $6.00 per month per note) is paid monthly only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.

If, on any observation date, the closing value of any underlying index is less than the barrier level for such index, we will pay no coupon for the applicable interest period. It is possible that one or more underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 5-year term of the notes so that you will receive few or no contingent monthly coupons.

Payment at maturity:

If the notes have not been previously redeemed, you will receive at maturity an amount equal to the stated principal amount for each note you hold plus the contingent monthly coupon with respect to the final observation date, if any.

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$977.00 per note. See “Investment Overview” beginning on page 4.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$2.50	$997.50
Total	$1,447,000	$3,617.50	$1,443,382.50

(1) The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2) MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $997.50 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3) See “Use of proceeds and hedging” beginning on page 28.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying prospectus supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2023  Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Terms continued from previous page:
Redemption payment:	The redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent monthly coupon otherwise due with respect to the related observation date.
Redemption dates:

Beginning after one year, quarterly, on August 2, 2025, November 2, 2025, February 2, 2026, May 2, 2026, August 2, 2026, November 2, 2026, February 2, 2027, May 2, 2027, August 2, 2027, November 2, 2027, February 2, 2028, May 2, 2028, August 2, 2028, November 2, 2028, February 2, 2029 and May 2, 2029. If any such day is not a business day, the redemption payment will be made on the next succeeding business day and no adjustment will be made to any redemption payment made on that succeeding business day.

Initial index value:

With respect to the NDXT Index: 9,999.50, which is the index closing value of such index on the pricing date

With respect to the RTY Index: 2,243.141, which is the index closing value of such index on the pricing date

With respect to the SPW Index: 6,922.66, which is the index closing value of such index on the pricing date

Barrier level:

With respect to the NDXT Index: 8,499.575, which is 85% of the initial index value for such index

With respect to the RTY Index: 1,906.670, which is approximately 85% of the initial index value for such index

With respect to the SPW Index: 5,884.261, which is 85% of the initial index value for such index

Contingent coupon payment dates:

Monthly, as set forth under “Observation Dates and Contingent Coupon Payment Dates” below; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date.

Observation dates:

Monthly, as set forth under “Observation Dates and Contingent Coupon Payment Dates” below, subject to postponement for non-index business days and certain market disruption events. We also refer to July 30, 2029 as the final observation date.

CUSIP / ISIN:	61776M2A2 / US61776M2A29
Listing:	The notes will not be listed on any securities exchange.

Observation Dates and Contingent Coupon Payment Dates

Observation Dates	Contingent Coupon Payment Dates
August 28, 2024	September 2, 2024
September 27, 2024	October 2, 2024
October 30, 2024	November 2, 2024
November 26, 2024	December 2, 2024
December 27, 2024	January 2, 2025
January 29, 2025	February 2, 2025
February 26, 2025	March 2, 2025
March 28, 2025	April 2, 2025
April 29, 2025	May 2, 2025
May 28, 2025	June 2, 2025
June 27, 2025	July 2, 2025
July 30, 2025	August 2, 2025
August 27, 2025	September 2, 2025
September 29, 2025	October 2, 2025
October 29, 2025	November 2, 2025
November 26, 2025	December 2, 2025
December 29, 2025	January 2, 2026
January 28, 2026	February 2, 2026
February 25, 2026	March 2, 2026
March 30, 2026	April 2, 2026
April 29, 2026	May 2, 2026
May 28, 2026	June 2, 2026
June 29, 2026	July 2, 2026
July 29, 2026	August 2, 2026
August 28, 2026	September 2, 2026
September 29, 2026	October 2, 2026
October 28, 2026	November 2, 2026
November 27, 2026	December 2, 2026
December 29, 2026	January 2, 2027
January 28, 2027	February 2, 2027
February 25, 2027	March 2, 2027
March 30, 2027	April 2, 2027
April 28, 2027	May 2, 2027
May 27, 2027	June 2, 2027
June 29, 2027	July 2, 2027
July 28, 2027	August 2, 2027
August 30, 2027	September 2, 2027
September 29, 2027	October 2, 2027
October 28, 2027	November 2, 2027
November 29, 2027	December 2, 2027

July 2024  Page 2

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Observation Dates	Contingent Coupon Payment Dates
December 29, 2027	January 2, 2028
January 28, 2028	February 2, 2028
February 28, 2028	March 2, 2028
March 29, 2028	April 2, 2028
April 27, 2028	May 2, 2028
May 30, 2028	June 2, 2028
June 28, 2028	July 2, 2028
July 28, 2028	August 2, 2028
August 30, 2028	September 2, 2028
September 27, 2028	October 2, 2028
October 30, 2028	November 2, 2028
November 29, 2028	December 2, 2028
December 27, 2028	January 2, 2029
January 30, 2029	February 2, 2029
February 27, 2029	March 2, 2029
March 27, 2029	April 2, 2029
April 27, 2029	May 2, 2029
May 30, 2029	June 2, 2029
June 27, 2029	July 2, 2029
July 30, 2029 (final observation date)	August 2, 2029 (maturity date)

July 2024  Page 3

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Investment Overview

Callable Contingent Income Notes due August 2, 2029 Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index (the “notes”) do not provide for the regular payment of interest. Instead, the notes will pay a contingent monthly coupon but only if the index closing value of each of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index (which we refer to together as the “underlying indices”) is at or above 85% of its respective initial index value, which we refer to as the barrier level, on the related observation date. If the index closing value of any underlying index is less than the barrier level for such index on any observation date, we will pay no coupon for the related monthly period. It is possible that the index closing value of one or more underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 5-year term of the notes so that you will receive few or no contingent monthly coupons. We refer to the coupon on the notes as contingent, because there is no guarantee that you will receive a coupon payment on any contingent coupon payment date. Even if an underlying index were to be at or above the barrier level for such index on some monthly observation dates, it may fluctuate below the barrier level on others. In addition, even if one underlying index were to be at or above the barrier level for such index on all monthly observation dates, you will receive a contingent monthly coupon only with respect to the observation dates on which the other underlying indices are also at or above their respective barrier levels, if any. In addition, beginning on August 4, 2025, we will redeem the notes on any quarterly redemption date, for a redemption payment equal to the sum of the stated principal amount plus any contingent monthly coupon otherwise due with respect to the related observation date, if and only if the output of a risk neutral valuation model on a business day, as selected by the calculation agent, that is no earlier than three business days before the observation date preceding such redemption date and no later than such observation date, based on the inputs indicated under “Call feature” on the cover page, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. An early redemption of the notes will not automatically occur based on the performance of the underlying indices. At maturity, if the notes have not been previously redeemed, you will receive an amount equal to the stated principal amount for each note you hold plus the contingent monthly coupon with respect to the final observation date, if any.

Maturity:	5 years, unless redeemed earlier based on the output of a risk neutral valuation model
Contingent monthly coupon:

A contingent coupon at an annual rate of 7.20% (corresponding to approximately $6.00 per month per note) is paid monthly but only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.

If, on any observation date, the closing value of any underlying index is less than the barrier level for such index, we will pay no coupon for the applicable monthly period. It is possible that one or more underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 5-year term of the notes so that you will receive few or no contingent monthly coupons.

Early redemption:

Beginning on August 4, 2025, we will redeem the notes on any quarterly redemption date for a redemption payment equal to the sum of the stated principal amount plus any contingent monthly coupon otherwise due with respect to the related observation date, if and only if the output of a risk neutral valuation model on a business day, as selected by the calculation agent, that is no earlier than three business days before the observation date preceding such redemption date and no later than such observation date, based on the inputs indicated under “Call feature” on the cover page, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. An early redemption of the notes will not automatically occur based on the performance of the underlying indices. In accordance with the risk neutral valuation model determination noted herein, it is more likely that we will redeem the notes when it would otherwise be advantageous for you to continue to hold the notes. As such, we will be more likely to redeem the notes when the index closing value of each underlying index on the observation dates is at or above its respective barrier level, which would otherwise result in an amount of interest payable on the notes that is greater than instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the notes at a time when the notes are paying an above-market coupon. If the notes are redeemed prior to maturity, you will receive no more contingent monthly coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

On the other hand, we will be less likely to redeem the notes when the index closing

July 2024  Page 4

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

value of any underlying index is below its respective barrier level, such that you will receive no contingent monthly coupons. Therefore, if we do not redeem the notes, it is more likely that you will receive few or no contingent monthly coupons.

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $977.00.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the contingent monthly coupon rate and the barrier levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

July 2024  Page 5

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Key Investment Rationale

The notes do not provide for the regular payment of interest and instead will pay a contingent monthly coupon but only if the index closing value of each underlying index is at or above 85% of its initial index value, which we refer to as the barrier level, on the related observation date. The notes have been designed for investors who are willing to forgo market floating interest rates, accept the risk of receiving no interest payments during the entire 5-year term of the notes and accept the risk of an early redemption of the notes based on the output of a risk neutral valuation model in exchange for an opportunity to earn interest at a potentially above-market rate if each underlying index closes at or above its respective barrier level on each monthly observation date. Investors will not participate in any appreciation of any underlying index.

The following scenarios are for illustrative purposes only to demonstrate how the coupon is calculated (if the notes have not previously been redeemed), and do not attempt to demonstrate every situation that may occur. Accordingly, the notes may or may not be redeemed by us based on the output of a risk neutral valuation model, and the contingent coupon may be payable with respect to none of, or some but not all of, the monthly periods during the 5-year term of the notes.

Scenario 1: The notes are redeemed prior to maturity.

This scenario assumes that we redeem the notes based on the output of a risk neutral valuation model prior to the maturity date on one of the quarterly redemption dates, starting on August 4, 2025, for the redemption payment equal to the stated principal amount plus any contingent monthly coupon with respect to the relevant observation date, as applicable. Prior to the early redemption, each underlying index closes at or above its respective barrier level on some or all of the monthly observation dates. In this scenario, investors receive the contingent monthly coupon with respect to each such observation date, but not for the monthly periods for which one of more underlying indices close below the respective barrier level on the related observation date. No further payments will be made on the notes once they have been redeemed.

Scenario 2: The notes are not redeemed prior to maturity, and a contingent monthly coupon is paid for some, but not all, interest periods.

This scenario assumes that we do not redeem the notes on any of the quarterly redemption dates, and, as a result, investors hold the notes to maturity. During the term of the notes, each underlying index closes at or above its respective barrier level on some monthly observation dates, but one or more underlying indices close below the respective barrier level(s) for such index on the others. Investors receive the contingent monthly coupon for the monthly interest periods for which the index closing value of each underlying index is at or above its respective barrier level on the related observation date, but not for the interest periods for which one or more underlying indices close below the respective barrier level(s) on the related observation date.

Scenario 3: The notes are not redeemed prior to maturity, no contingent monthly coupon is paid for any interest period, and investors receive zero return over the 5-year term of the notes.

This scenario assumes that we do not redeem the notes on any of the quarterly redemption dates, and, as a result, investors hold the notes to maturity. During the term of the notes, one or more underlying indices close below the respective barrier level(s) on every monthly observation date. Since one or more underlying indices close below the respective barrier level(s) on every monthly observation date, investors do not receive any contingent monthly coupon during the entire 5-year term of the notes.

July 2024  Page 6

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Underlying Indices Summary

Nasdaq-100® Technology Sector IndexSM

The Nasdaq-100® Technology Sector IndexSM, which is calculated, maintained and published by The Nasdaq OMX Group, Inc. (“Nasdaq OMX”), is an equal-weighted index intended to measure the performance of Nasdaq-listed companies that are classified as technology according to the Industry Classification Benchmark.

Information as of market close on July 30, 2024:

Bloomberg Ticker Symbol:	NDXT
Current Index Value:	9,999.50
52 Weeks Ago:	8,587.41
52 Week High (on 7/10/2024):	11,224.97
52 Week Low (on 10/26/2023):	7,528.82

For additional information about the Nasdaq-100® Technology Sector IndexSM, see “Annex A — Nasdaq-100® Technology Sector IndexSM” below. Furthermore, for additional historical information, see “Nasdaq-100® Technology Sector IndexSM Historical Performance” below.

Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market.

Information as of market close on July 30, 2024:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	2,243.141
52 Weeks Ago:	2,003.177
52 Week High (on 7/16/2024):	2,263.674
52 Week Low (on 10/27/2023):	1,636.938

For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement. Furthermore, for additional historical information, see “Russell 2000® Index Historical Performance” below.

S&P 500® Equal Weight Index

The S&P 500® Equal Weight Index is the equal-weight version of the S&P 500® Index. The index includes the same constituents as the capitalization-weighted S&P 500® Index, but each company in the S&P 500® Equal Weight Index is allocated a fixed weight of 0.2% of the index total at each quarterly rebalancing. Therefore, the performance of the S&P 500® Equal Weight Index will differ, perhaps materially, from the performance of the S&P 500® Index, which is weighted unevenly based on market capitalization.

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index

July 2024  Page 7

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on July 30, 2024:

Bloomberg Ticker Symbol:	SPW
Current Index Value:	6,922.66
52 Weeks Ago:	6,286.03
52 Week High (on 7/16/2024):	6,958.16
52 Week Low (on 10/27/2023):	5,426.22

For additional information about the S&P 500® Equal Weight Index, see the information set forth under “S&P® U.S. Indices” in the accompanying index supplement. Furthermore, for additional historical information, see “S&P 500® Equal Weight Index Historical Performance” below.

July 2024  Page 8

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent monthly coupon is payable with respect to an observation date. The following examples are for illustrative purposes only. Whether you receive a contingent monthly coupon will be determined by reference to the closing value of each underlying index on each monthly observation date. Any early redemption of the notes will be based on the output of a risk neutral valuation model. The actual initial index value and barrier level for each underlying index are set forth on the cover of this document. All payments on the notes, including the repayment of principal, are subject to our credit risk. The below examples are based on the following terms:

Contingent Monthly Coupon:

7.20% per annum (corresponding to approximately $6.00 per month per note)[1]

With respect to each contingent coupon payment date, a contingent monthly coupon is paid but only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.

Call Feature:

Beginning on August 4, 2025, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model on a business day, as selected by the calculation agent, that is no earlier than three business days before the observation date preceding such redemption date and no later than such observation date (the “determination date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the determination date and (ii) Morgan Stanley’s credit spreads as of the pricing date, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. If we call the notes, we will give you notice no later than the observation date preceding the redemption date specified in the notice. Any redemption payment will be equal to the stated principal amount plus any contingent monthly coupon otherwise due with respect to the related observation date. If the notes are redeemed prior to maturity, you will receive no more contingent monthly coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

Hypothetical Initial Index Value:	With respect to the NDXT Index: 9,000 With respect to the RTY Index: 2,000 With respect to the SPW Index: 6,000
Hypothetical Barrier Level:

With respect to the NDXT Index: 7,650, which is 85% of the hypothetical initial index value for such index

With respect to the RTY Index: 1,700, which is 85% of the hypothetical initial index value for such index

With respect to the SPW Index: 5,100, which is 85% of the hypothetical initial index value for such index

1 The actual contingent monthly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent monthly coupon of $6.00 is used in these examples for ease of analysis.

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Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

How to determine whether a contingent monthly coupon is payable with respect to an observation date (if the notes have not been previously redeemed):

	Index Closing Value			Contingent Monthly Coupon
	NDXT Index	RTY Index	SPW Index
Hypothetical Observation Date 1	10,500 (at or above barrier level)	2,250 (at or above barrier level)	7,125 (at or above barrier level)	$6.00
Hypothetical Observation Date 2	9,750 (at or above barrier level)	2,200 (at or above barrier level)	3,600 (below barrier level)	$0
Hypothetical Observation Date 3	6,300 (below barrier level)	1,350 (below barrier level)	5,400 (at or above barrier level)	$0
Hypothetical Observation Date 4	6,750 (below barrier level)	1,000 (below barrier level)	2,400 (below barrier level)	$0

On hypothetical observation date 1, the NDXT Index, the RTY Index and the SPW Index all close at or above their respective barrier levels. Therefore, a contingent monthly coupon of $6.00 is paid on the relevant contingent coupon payment date.

On each of the hypothetical observation dates 2 and 3, at least one underlying index closes at or above its barrier level but one or both of the other underlying indices close below their respective barrier level(s). Therefore, no contingent monthly coupon is paid on the relevant contingent coupon payment date.

On hypothetical observation date 4, each underlying index closes below its respective barrier level and accordingly no contingent monthly coupon is paid on the relevant contingent coupon payment date.

You will not receive a contingent monthly coupon on any contingent coupon payment date if the closing value of any underlying index is below its respective barrier level on the related observation date.

July 2024  Page 10

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes do not provide for regular interest payments. The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the notes will pay a contingent monthly coupon but only if the index closing value of each underlying index is at or above 85% of its respective initial index value, which we refer to as the barrier level, on the related observation date. If, on the other hand, the index closing value of any underlying index is lower than the barrier level for such index on the relevant observation date for any interest period, we will pay no coupon on the applicable contingent coupon payment date. It is possible that the index closing value of one or more underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 5-year term of the notes so that you will receive few or no contingent monthly coupons. If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

￭The notes have early redemption risk. The term of the notes, and thus your opportunity to earn a potentially above-market coupon if the index closing value of each underlying index is greater than or equal to the barrier level for such index on monthly observation dates, will be limited if we redeem the notes based on the output of a risk neutral valuation model on any quarterly redemption date, beginning August 4, 2025. The term of your investment in the notes may be limited to as short as one year. In accordance with the risk neutral valuation model determination noted herein, it is more likely that we will redeem the notes when it would be advantageous for you to continue to hold the notes. As such, we will be more likely to redeem the notes when the index closing value of each underlying index on the observation dates is at or above the barrier level for such index, which would otherwise result in an amount of interest payable on the notes that is greater than instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the notes at a time when the notes are paying an above-market coupon. If the notes are redeemed prior to maturity, you will receive no more contingent monthly coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

On the other hand, we will be less likely to redeem the notes when the index closing value of any underlying index is below the respective barrier level, such that you will receive no contingent monthly coupons. Therefore, if we do not redeem the notes, it is more likely that you will receive few or no contingent monthly coupons.

￭The contingent monthly coupon, if any, is based only on the value of each underlying index on the related monthly observation date at the end of the related interest period. Whether the contingent monthly coupon will be paid on any contingent coupon payment date will be determined at the end of the relevant interest period, based on the closing value of each underlying index on the relevant monthly observation date. As a result, you will not know whether you will receive the contingent monthly coupon on any contingent coupon payment date until near the end of the relevant interest period. Moreover, because the contingent monthly coupon is based solely on the value of each underlying index on monthly observation dates, if the closing value of any underlying index on any observation date is below the barrier level for such index, you will receive no coupon for the related interest period, even if the level of such underlying index was at or above its respective barrier level on other days during that interest period, and even if the closing values of the other underlying indices are at or above the barrier levels for such indices.

￭Investors will not participate in any appreciation in any underlying index. Investors will not participate in any appreciation in any underlying index from the initial index value for such index, and the return on the notes will be limited to the contingent monthly coupons, if any, that are paid with respect to each observation date on which the index closing value of each underlying index is greater than or equal to its respective barrier level until the notes are redeemed or reach maturity.

July 2024  Page 11

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the level of interest rates available in the market and the value of each underlying index on any day, including in relation to its respective barrier level, will affect the value of the notes more than any other factors. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underlying indices,

owhether the index closing value of any underlying index has been below its respective barrier level on any observation date,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of each underlying index, odividend rates on the securities underlying the underlying indices,

othe time remaining until the notes mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe composition of the underlying indices and changes in the constituent stocks of such indices, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. In particular, if any underlying index has closed near or below the barrier level for such index, the market value of the notes is expected to decrease substantially, and you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note.

You cannot predict the future performance of any underlying index based on its historical performance. The value of any underlying index may decrease and be below the barrier level for such index on each observation date so that you will receive no return on your investment throughout the entire 5-year term of the notes. There can be no assurance that the closing value of each underlying index will be at or above the respective barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period. See “Nasdaq-100® Technology Sector IndexSM Historical Performance,” “Russell 2000® Index Historical Performance” and “S&P 500® Equal Weight Index Historical Performance” below.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity or on any coupon payment date, and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

July 2024  Page 12

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

￭Not equivalent to investing in the underlying indices. Investing in the notes is not equivalent to investing in any underlying index or the component stocks of any underlying index. Investors in the notes will not participate in any positive performance of any underlying index, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute any underlying index.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 5-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Some of our affiliates also trade the stocks

July 2024  Page 13

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the barrier level for such underlying index, which, if the notes have not been redeemed, is the value at or above which such underlying index must close on the observation dates in order for you to earn a contingent monthly coupon (depending also on the performance of the other underlying indices). Additionally, such hedging or trading activities during the term of the notes could affect the value of an underlying index on the observation dates, and, accordingly, whether we pay a contingent monthly coupon on the notes (depending also on the performance of the other underlying indices).

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value for each underlying index, the barrier level for each underlying index and whether you receive a contingent monthly coupon on each contingent coupon payment date and at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may affect the payout to you upon an early redemption or at maturity. For further information regarding these types of determinations, see “Additional Terms of the Notes—Additional Terms—Calculation agent,” “—Market disruption event,” “—Postponement of observation dates,” “—Discontinuance of an underlying index; alteration of method of calculation” and “—Alternate exchange calculation in case of an event of default” below. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

Risks Relating to the Underlying Indices

￭You are exposed to the price risk of each underlying index with respect to the contingent monthly coupons. Your return on the notes is not linked to a basket consisting of all three underlying indices. Rather, it will be contingent upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by any underlying index over the term of the notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. To receive any contingent monthly coupons, each underlying index must close at or above its respective barrier level on the applicable observation date. Accordingly, your investment is subject to the price risk of each underlying index.

￭Because the notes are linked to the performance of the worst performing underlying index, you are exposed to a greater risk of receiving no contingent monthly coupons than if the notes were linked to just one underlying index. The risk that you will not receive any contingent monthly coupons is greater if you invest in the notes as opposed to substantially similar securities that are linked to the performance of just one underlying index. With three underlying indices, it is more likely that any underlying index will close below its barrier level on any observation date than if the notes were linked to only one underlying index, and therefore it is more likely that you will not receive any contingent monthly coupons.

￭Investing in the notes exposes investors to risks associated with investments in securities with a concentration in the technology sector. The stocks included in the NDXT Index are stocks of companies whose primary business is directly associated with the technology sector, including the following sub-sectors: computers and peripherals, software, diversified telecommunication services, communications equipment, semiconductors and semiconductor equipment, internet software and services, IT services, electronic equipment, instruments and components, wireless telecommunication services and office electronics. Because the value of the notes is linked to the performance of the NDXT Index, an investment in the notes exposes investors to risks associated with investments in securities with a concentration in the technology sector.

The values of stocks of technology companies and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often

July 2024  Page 14

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

unpredictable changes in growth rates and competition for the services of qualified personnel. All of these factors could have an effect on the price of the NDXT Index and, therefore, on the value of the notes.

￭The notes are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the notes are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭Adjustments to the underlying indices could adversely affect the value of the notes. The publisher of each underlying index may add, delete or substitute the component stocks of such underlying index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the notes. The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether a contingent monthly coupon will be payable on the notes on the applicable contingent coupon payment date will be based on whether the value of such underlying index, based on the closing prices of the stocks constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance, is less than the barrier level for such index (depending also on the performance of the other underlying indices).

July 2024  Page 15

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Nasdaq-100® Technology Sector IndexSM Historical Performance

The following graph sets forth the daily closing values of the NDXT Index for the period from January 1, 2019 through July 30, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the NDXT Index for each quarter in the same period. The closing value of the NDXT Index on July 30, 2024 was 9,999.50. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The NDXT Index has at times experienced periods of high volatility, and you should not take the historical values of the NDXT Index as an indication of its future performance. No assurance can be given as to the closing level of the NDXT Index on any observation date.

NDXT Index Daily Closing Values January 1, 2019 to July 30, 2024

*The red solid line indicates the barrier level, which is 85% of the initial index value.

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Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Nasdaq-100® Technology Sector IndexSM	High	Low	Period End
2019
First Quarter	4,606.49	3,547.57	4,493.19
Second Quarter	4,880.48	4,170.02	4,660.72
Third Quarter	5,026.65	4,469.97	4,771.68
Fourth Quarter	5,492.35	4,642.53	5,457.73
2020
First Quarter	5,954.62	4,030.77	4,606.71
Second Quarter	5,960.27	4,378.75	5,960.27
Third Quarter	6,915.12	5,948.33	6,401.73
Fourth Quarter	7,563.77	6,307.99	7,541.05
2021
First Quarter	8,480.86	7,197.59	7,866.84
Second Quarter	8,721.40	7,468.71	8,681.21
Third Quarter	9,228.96	8,348.04	8,606.64
Fourth Quarter	9,855.42	8,413.37	9,575.39
2022
First Quarter	9,565.42	7,193.06	8,320.06
Second Quarter	8,495.52	6,054.97	6,248.30
Third Quarter	7,489.94	5,723.83	5,723.83
Fourth Quarter	6,344.14	5,350.93	5,751.76
2023
First Quarter	7,129.20	5,647.49	7,129.20
Second Quarter	8,164.64	6,494.21	8,048.90
Third Quarter	8,597.36	7,705.63	7,939.24
Fourth Quarter	9,661.82	7,528.82	9,587.92
2024
First Quarter	10,686.65	9,098.91	10,420.33
Second Quarter	10,883.35	9,500.55	10,790.65
Third Quarter (through July 30, 2024)	11,224.97	9,999.50	9,999.50

“Nasdaq®,” “Nasdaq-100®” and “Nasdaq-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “Annex A — Nasdaq-100® Technology Sector IndexSM” below.

July 2024  Page 17

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Russell 2000® Index Historical Performance

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2019 through July 30, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the same period. The closing value of the RTY Index on July 30, 2024 was 2,243.141. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance. No assurance can be given as to the closing level of the RTY Index on any observation date.

RTY Index Historical Performance Daily Closing Values January 1, 2019 to July 30, 2024

*The red solid line indicates the barrier level, which is 85% of the initial index value.

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Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Russell 2000® Index	High	Low	Period End
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter	2,066.214	1,636.938	2,027.074
2024
First Quarter	2,124.547	1,913.166	2,124.547
Second Quarter	2,109.459	1,942.958	2,047.691
Third Quarter (through July 30, 2024)	2,263.674	2,026.727	2,243.141

“Russell 2000® Index” and “Russell 3000ETM Index” are trademarks of FTSE Russell. For more information, see “Russell Indices” in the accompanying index supplement.

July 2024  Page 19

Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

S&P 500® Equal Weight Index Historical Performance

The following graph sets forth the daily closing values of the SPW Index for the period from January 1, 2019 through July 30, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPW Index for each quarter in the same period. The closing value of the SPW Index on July 30, 2024 was 6,922.66. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SPW Index has at times experienced periods of high volatility, and you should not take the historical values of the SPW Index as an indication of its future performance. No assurance can be given as to the closing level of the SPW Index on any observation date.

SPW Index Historical Performance Daily Closing Values January 1, 2019 to July 30, 2024

*The red solid line indicates the barrier level, which is 85% of the initial index value.

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Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

S&P 500® Equal Weight Index	High	Low	Period End
2019
First Quarter	4,253.57	3,636.87	4,237.14
Second Quarter	4,385.66	4,073.60	4,372.34
Third Quarter	4,466.75	4,145.38	4,382.50
Fourth Quarter	4,696.84	4,215.06	4,691.02
2020
First Quarter	4,806.72	2,921.93	3,418.87
Second Quarter	4,585.77	3,249.21	4,138.74
Third Quarter	4,620.87	4,078.95	4,396.19
Fourth Quarter	5,182.04	4,334.25	5,182.04
2021
First Quarter	5,782.19	5,101.09	5,752.06
Second Quarter	6,175.34	5,814.31	6,124.90
Third Quarter	6,379.51	5,952.10	6,086.19
Fourth Quarter	6,616.06	6,127.42	6,605.87
2022
First Quarter	6,664.65	6,003.29	6,397.74
Second Quarter	6,450.24	5,288.19	5,453.53
Third Quarter	6,184.25	5,167.33	5,167.33
Fourth Quarter	6,039.80	5,200.86	5,739.53
2023
First Quarter	6,290.76	5,585.79	5,878.10
Second Quarter	6,081.96	5,657.33	6,081.96
Third Quarter	6,292.81	5,730.30	5,754.77
Fourth Quarter	6,427.69	5,426.22	6,402.89
2024
First Quarter	6,875.88	6,239.42	6,875.88
Second Quarter	6,833.69	6,460.18	6,663.71
Third Quarter (through July 30, 2024)	6,958.16	6,611.23	6,922.66

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this pricing supplement.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement, index supplement or prospectus, the terms described herein shall control.
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Underlying index publisher:

With respect to the NDXT Index, Nasdaq OMX Group, Inc., or any successor thereof.

With respect to the RTY Index, FTSE Russell, or any successor thereof.

With respect to the SPW Index, S&P® Dow Jones Indices LLC, or any successor thereof.

Denominations:	$1,000 per note and integral multiples thereof
Interest period:

The monthly period from and including the original issue date (in the case of the first interest period) or the previous scheduled contingent coupon payment date, as applicable, to but excluding the following scheduled contingent coupon payment date, with no adjustment for any postponement thereof.

Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Record date:

One business day prior to the related scheduled contingent coupon payment date; provided that any contingent monthly coupon payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

Trustee:	The Bank of New York Mellon, a New York banking corporation
Calculation agent:

MS & Co and its successors.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the contingent monthly coupon, if any, the redemption payment and the payment at maturity shall be made by the calculation agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per stated principal amount shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the notes shall be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive, if any, on each contingent coupon payment date, upon early redemption or at maturity or whether a market disruption event has occurred. See “Market disruption event” and “Discontinuance of an underlying index; alteration of method of calculation” below. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:

With respect to each underlying index, a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for such underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Index closing value:

With respect to each of the NDXT Index and the SPW Index, index closing value on any index business day means the official closing value of such underlying index, or any successor index (as defined under “Discontinuance of an underlying index; alteration of method of calculation” below), published at the regular official weekday close of trading on such index business day by the underlying index publisher for such underlying index, as determined by the calculation agent. In certain circumstances, the index closing value for the NDXT Index or the SPW Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of an underlying index; alteration of method of calculation” below.

With respect to the RTY Index, the index closing value on any index business day shall be determined by the

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calculation agent and shall equal the closing value of the RTY Index, or any successor index (as defined under “Discontinuance of an underlying index; alteration of method of calculation” below), reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the RTY Index will be based on the alternate calculation of the RTY Index as described under “Discontinuance of an underlying index; alteration of method of calculation” below.

Market disruption event:

With respect to each underlying index, market disruption event means:

(i)the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such underlying index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such underlying index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such underlying index (or a successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index, if trading in a security included in such underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such underlying index shall be based on a comparison of (x) the portion of the value of such underlying index attributable to that security relative to (y) the overall value of such underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:

With respect to each underlying index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

Postponement of observation dates:

The observation dates are subject to postponement due to non-index business days or certain market disruption events, as described in the following paragraph.

If any scheduled observation date, including the final observation date, is not an index business day with respect to any underlying index or if there is a market disruption event on such day with respect to any underlying index, the relevant observation date solely with respect to that affected underlying index shall be the next succeeding index business day with respect to that underlying index on which there is no market disruption event with respect to that underlying index; provided that if a market disruption event with respect to that underlying index has occurred on each of the five index business days with respect to that underlying index immediately succeeding any of the scheduled observation dates, then (i) such fifth succeeding index

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business day shall be deemed to be the relevant observation date with respect to that affected underlying index, notwithstanding the occurrence of a market disruption event with respect to that underlying index on such day and (ii) with respect to any such fifth index business day on which a market disruption event occurs with respect to that underlying index, the calculation agent shall determine the index closing value on such fifth index business day in accordance with the formula for and method of calculating that underlying index last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such index business day of each security most recently constituting that affected underlying index without any rebalancing or substitution of such securities following the commencement of the market disruption event.

Postponement of contingent coupon payment dates (including the maturity date and redemption dates):

If any scheduled contingent coupon payment date is not a business day, that contingent monthly coupon, if any, shall be paid on the next succeeding business day; provided that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date; provided further that if, due to a market disruption event or otherwise, any observation date with respect to any underlying index is postponed so that it falls less than two business days prior to the scheduled contingent coupon payment date, maturity date or redemption date, as applicable, the contingent coupon payment date, maturity date or redemption date, as applicable, shall be postponed to the second business day following the observation date as postponed, by which date the index closing value of each underlying index has been determined. In any of these cases, no adjustment shall be made to any monthly coupon payment, payment at maturity or redemption payment made on that postponed date.

Discontinuance of an underlying index; alteration of method of calculation:

If any underlying index publisher discontinues publication of the relevant underlying index and such underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value for the discontinued index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value for such underlying index is to be determined, and, to the extent the index closing value of such successor index differs from the index closing value of the relevant underlying index at the time of such substitution, proportionate adjustments will be made by the calculation agent to the relevant initial index value and barrier level.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If any underlying index publisher discontinues publication of the relevant underlying index or a successor index prior to, and such discontinuance is continuing on, any observation date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such underlying index for such date. The index closing value of such underlying index or such successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an underlying index may adversely affect the value of the securities.

If at any time, the method of calculating any underlying index or any successor index, or the value thereof, is changed in a material respect, or if any underlying index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value for such underlying index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to such underlying index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to such underlying index or such successor index, as adjusted. Accordingly, if the method of calculating any underlying index or any successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such underlying index), then the calculation agent will adjust such index in order to arrive at a value of such underlying index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

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Issuer notice to registered note holders, the trustee and the depositary:

In the event that any contingent coupon payment date or the maturity date is postponed as described above, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the applicable contingent coupon payment date or the maturity date, as applicable, has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of any contingent coupon payment date or maturity date, as applicable, the business day immediately preceding the scheduled contingent coupon payment date or maturity date, as applicable, and (ii) with respect to notice of the date to which the contingent coupon payment date or maturity date, as applicable, has been rescheduled, the business day immediately following the applicable determination date as postponed.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to each note, on or prior to 10:30 a.m. (New York City time) on the business day preceding the each contingent coupon payment date (but if such trading day is not a business day, prior to the close of business on the business day preceding such contingent coupon payment date) and (ii) deliver the aggregate cash amount due with respect to the notes, if any, to the trustee for delivery to the depositary, as a holder of the notes, on each contingent coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered with respect to the notes, on or prior to 10:30 a.m. (New York City time) on the business day preceding the redemption date or the business day preceding the maturity date, as applicable, and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on the redemption date or maturity date, as applicable.

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

●the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due

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and ending on the third business day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final observation date, then the Acceleration Amount will equal the principal amount of the notes.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Book entry security or certificated security:

Book entry. The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary. The depositary’s nominee will be the only registered holder of the notes. Your beneficial interest in the notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the notes, for distribution to participants in accordance with the depositary’s procedures. For more information regarding the depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities” in the accompanying prospectus.

Tax considerations:

Under current law and based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. U.S. Holders should read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting.” Except where stated otherwise, the following discussion is based on the treatment of the notes as “variable rate debt instruments.”

Contingent Coupon Payments on the Notes

Each contingent coupon payment on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Because the amount of a contingent coupon payment in respect of an accrual period will not be known until the relevant contingent coupon determination date, it is not clear how accrued interest will be determined prior to the relevant contingent coupon determination date.

Sale or Exchange of the Notes

Upon a sale or exchange of the notes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the U.S. Holder’s tax basis in the notes, which will equal the U.S. Holder’s purchase price for the notes. Because the amount of a contingent coupon payment in respect of an accrual period may not be known until the relevant contingent coupon determination date, it is not clear how much interest will be treated as having accrued on the notes at the time of a sale or exchange that occurs during the period. The capital gain or loss recognized upon a sale or exchange of the notes will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of sale or exchange.

Possible Alternative Tax Treatment of an Investment in the Notes

If market conditions change prior to the notes’ issuance or if the Internal Revenue Service (the “IRS”) disagrees with our determination, alternative tax treatments are possible. In particular, the notes could be treated as subject to Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders—Notes—Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amounts of the contingent payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However,

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pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 5 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value of an underlying index, and, as a result, increase the barrier level for such underlying index, which, if the notes have not been redeemed, is the level at or above which such underlying index must close on each observation date in order for you to earn a contingent monthly coupon (depending also on the performance of the other underlying indices). These entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final observation date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the notes could potentially affect the value of such underlying index on the observation dates, and, accordingly whether we pay a contingent monthly coupon on the notes (depending also on the performance of the other underlying indices).

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $997.50 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes, for its own account. The agent must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the notes or the securities underlying the underlying indices in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of notes. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” above.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the

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Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. When you read the accompanying prospectus supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus.

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Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Annex A — Nasdaq-100® Technology Sector IndexSM

The Nasdaq-100® Technology Sector IndexSM was developed by Nasdaq and is calculated, maintained and published by The Nasdaq OMX Group, Inc. (“Nasdaq OMX”). The underlying index is designed to measure the performance of Nasdaq-listed companies that are classified as technology according to the Industry Classification Benchmark which also meet other eligibility criteria determined by Nasdaq. The underlying index is reported by Bloomberg under the ticker symbol “NDXT.” All information contained in this document regarding the Nasdaq-100® Technology Sector IndexSM has been derived from publicly available information, without independent verification.

The Nasdaq-100® Technology Sector IndexSM is calculated under an equal-weighted methodology. On February 22, 2006, the Nasdaq-100® Technology Sector IndexSM began with a base of 1,000.00. To be eligible for inclusion in the Nasdaq-100® Technology Sector IndexSM, a security and its issuer must meet the following criteria:

●the security must be included in the Nasdaq-100 Index®

●the issuer of the security’s primary U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;

●the issuer of the security must be classified as Technology according to the Industry Classification Benchmark (“ICB”);

●if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then that security must have listed options on a registered options market in the United States or be eligible for listed-options trading on a registered options market in the United States;

●the issuer of the security generally may not currently be in bankruptcy proceedings;

●each security must have a minimum average daily trading volume of 200,000 shares (measured over the three calendar months ending with the month that includes the reconstitution reference date);

●the issuer of the security generally may not have entered into a definitive agreement or other arrangement that would make it ineligible for index inclusion and where the transaction is imminent as determined by the Nasdaq Index Management Committee; and

●the security must have traded for at least three full calendar months, not including the month of initial listing, on an eligible exchange, which includes Nasdaq (Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market), NYSE, NYSE American, or CBOE BZX. Eligibility is determined as of the constituent selection reference date and includes that month. A security that was added as a result of a spin-off will be exempt from the seasoning requirement.

Index Calculation.

The Nasdaq-100® Technology Sector IndexSM is calculated without regard to ordinary dividends however it does reflect special dividends. The formula is as follows:

where:

and:

“Index Security” shall mean a security that has been selected for membership in the Nasdaq-100® Technology Sector IndexSM, having met all applicable eligibility requirements.

n = Number of Index Securities in the Nasdaq-100® Technology Sector IndexSM.

qi = Number of shares of Index Security i applied in the Nasdaq-100® Technology Sector IndexSM. The number of shares can be based on any number of items which would be identified in each specific Index Methodology including total shares outstanding (TSO), application of free float, dividend yield, modification due to foreign ownership restrictions, modification due to capping etc. This can also be referred to as Index Shares.

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Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

pi = Price in quote currency of Index Security i. Depending on the time of the calculation, the price can be either of the following:

(1)The Start of Day (SOD) price which is the previous index calculation day’s (t-1) closing price for Index Security i adjusted for corporate action(s) occurring prior to market open on date t, if any, for the SOD calculation only;

(2)The intraday price which reflects the current trading price received from the Index Exchange during the index calculation day;

(3)The End of Day (EOD) price refers to the Last Sale Price; or

(4)The Volume Weighted Average Price (VWAP)

t = current index calculation day

t – 1 = previous index calculation day

Index Calendar.

The securities composing the Nasdaq-100® Technology Sector IndexSM are selected once annually each December. Securities currently within the Nasdaq-100® Technology Sector IndexSM must meet the eligibility criteria using market data through the end of October that year and total shares outstanding as of the end of November that year. Index reconstitutions are announced in early December and become effective after the close of trading on the third Friday in December.

The index is rebalanced on a quarterly basis in March, June, September and December. The index rebalance uses the Last Sale Price (“LSP”) of all Index securities as of the third Friday (February, May, August, and November, respectively). Index rebalance changes are announced in early March, June, September and December, and changes become effective after the close of trading on the third Friday in March, June, September and December.

Index Maintenance.

Deletion Policy. If at any time other than an index reconstitution, a component of the Nasdaq-100® Technology Sector IndexSM is removed from the Nasdaq-100 Index® for any reason, it is also removed from the Nasdaq-100® Technology Sector IndexSM at the same time.

This may include:

●listing on an ineligible index exchange;

●a security is not classified under the Technology Subsector according to the ICB;

●merger, acquisition, or other major corporate event that would otherwise adversely impact the integrity of the Index;

●if a company is organized as a REIT;

●if the issuer has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index® for two consecutive month-ends; or

●if a security that was added to the Nasdaq-100 Index® as the result of a spin-off event has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index® at the end of its second day of regular way trading as a Nasdaq-100 Index® member.

In the case of mergers and acquisitions, the effective date for the removal of an Index issuer or security will be largely event-based, with the goal to remove the issuer or security as soon as completion of the acquisition or merger has been deemed highly probable. Notable events include, but are not limited to, completion of various regulatory reviews, the conclusion of material lawsuits and/or shareholder and board approvals.

Securities that are added as a result of a spin-off may be deleted as soon as practicable after being added to the index. This may occur when Nasdaq determines that a security is ineligible for inclusion because of reasons such as ineligible exchange, security type, or industry. Securities that are added as a result of a spin-off may be maintained in the index until a later date and then removed, for example if a spin-off security has liquidity or market capitalization characteristics that diverge materially from the security eligibility criteria and could affect the integrity of the index.

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Morgan Stanley Finance LLC

Callable Contingent Income Notes due August 2, 2029
Payments on the Notes Based on the Worst Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the S&P 500® Equal Weight Index

Replacement Policy. When a component of the Nasdaq-100 Index® that is classified as Technology according to ICB is removed from the Nasdaq-100 Index®, it is also removed from the Nasdaq-100® Technology Sector IndexSM. As such, if the replacement company being added to the Nasdaq-100 Index® is classified as Technology according to ICB, it is added to the Nasdaq-100® Technology Sector IndexSM and will assume the weight of the removed company on the Index effective date.

When a component of the Nasdaq-100 Index® that is not classified as Technology according to ICB is removed and the replacement company being added to the Nasdaq-100 Index® is classified as Technology according to ICB, the replacement company is considered for addition to the Nasdaq-100® Technology Sector IndexSM at the next quarterly Rebalance.

When a component of the Nasdaq-100 Index® that is classified as Technology according to ICB is removed from the Nasdaq-100 Index® and the replacement company being added to the Nasdaq-100 Index® is not classified as Technology according to ICB, the company is removed from the Nasdaq-100® Technology Sector IndexSM and the divisor of the Nasdaq-100® Technology Sector IndexSM is adjusted to ensure Index continuity.

Additions Policy. If a security is added to the Nasdaq-100 Index® for any reason, it may be added to the Nasdaq-100® Technology Sector IndexSM at the same time.

Corporate Actions. In the periods between scheduled index reconstitution and rebalancing events, individual Index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq-100® Technology Sector IndexSM.

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The notes are not sponsored, endorsed, sold or promoted by Nasdaq (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in notes generally or in the notes particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Nasdaq-100 Index® is determined, composed and calculated by Nasdaq without regard to us or the notes. Nasdaq has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM, NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM, NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Nasdaq®,” “Nasdaq-100®” and “Nasdaq-100 Index®” are trademarks of Nasdaq.

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